[Shereff, Friedman, Hoffman & Goodman, LLP]


                                   October 31, 1995


Bernard Chaus, Inc.
1410 Broadway
New York, New York 10018

Gentlemen:

          On the date hereof, Bernard Chaus, Inc., a New York corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission, Amendment No. 1 to a Registration Statement on Form S-2 (the "Registration Statement"), relating to the sale of up to 5,750,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company (including 750,000 shares subject to the underwriters' over-allotment option). This opinion is an exhibit to the Registration Statement.

          We note that we are members of the Bar of the State of New York and do not represent ourselves to be expert in the laws of any other state or jurisdiction. We have acted as special counsel to the Company with respect to certain corporate and securities matters, and in such capacity we have participated in various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale by the Company of the Shares as contemplated by the Registration Statement. We have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company's Certificate of Incorporation and all amendments thereto, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and stockholders, the Registration Statement and exhibits thereto and such other documents and instruments relating to the Company and the proposed offering as we have deemed necessary under the circumstances.

          Based on the foregoing, it is our opinion that:

          1. The Company has been duly incorporated and is validly existing under the laws of the State of New York and has authorized capital stock consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

          2. The maximum of 5,750,000 shares of Common Stock to be sold by the Company have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable securities or other laws of various states of the United States in which the Shares will be offered and/or sold in the proposed public offering, when issued and delivered against payment therefor in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States, which relate to the offering which is the subject of this opinion, and to the reference to this firm appearing under the headings "Description of Capital Stock" and "Legal Matters" in the prospectus which is contained in the Registration Statement.

          This opinion is as of the date hereof and is limited to the laws in effect as of the date hereof, and we undertake no obligation to advise you of any change, whether legal or factual, in any matter set forth herein. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.


                                   Very truly yours,

                                   /s/ Shereff, Friedman, Hoffman &
                                   Goodman, LLP
                                   --------------------------------
                                   SHEREFF, FRIEDMAN, HOFFMAN &
                                   GOODMAN, LLP

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